Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF
INCORPORATION OF
SPRINGLEAF HOLDINGS, INC.
November 16, 2015

Pursuant to Section 242 of the
Delaware General Corporation Law, as amended

Springleaf Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

First: The name of the Company is “Springleaf Holdings, Inc.”

Second: The board of directors of the Company duly adopted the following resolution authorizing the filing of this Certificate of Amendment:
FURTHER RESOLVED, that the Company Name Change is hereby approved in all respects to be effective upon the filing of a certificate of amendment to the Company’s Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware, and the Authorized Officers be, each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to so file such certificate of amendment and, upon the filing thereof, the Company’s Restated Certificate of Incorporation will be amended by deleting Article One in its entirety and replacing it with the following:
“(1) The name of the Corporation is OneMain Holdings, Inc.”;

[Remainder of page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Company to be executed as of the date first written above.

SPRINGLEAF HOLDINGS, INC.
By:     /s/ Jack R. Erkilla
    Name:    Jack R. Erkilla
    Title:    Secretary